EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Zenosense, Inc.
Avda Cortes Valencianas 58
Planta 5
Valencia, U3 46015
Spain

Dear Sirs:

We hereby consent to the inclusion of our report with respect to the financial statements for the fiscal year ended December 31, 2012 of Zenosense, Inc. (f/k/a Braeden Valley Mines, Inc.) dated April 12, 2013.

/S/  Goldman Accounting Services CPA, PLLC
Goldman Accounting Services CPA, PLLC
Suffern, New York

March 26, 2014